EXHIBIT 10(F)
                           EMPLOYEE AWARD AGREEMENT
                               RESTRICTED STOCK
                                  PURSUANT TO
         THE BOMBAY COMPANY, INC. 1996 LONG-TERM INCENTIVE STOCK PLAN



      This Award Agreement (the "Agreement") is made this _____ day of _____________, ________, between THE BOMBAY COMPANY, INC., a Delaware corporation (the "Company"), and _________________________ , an employee of the Company or one of its subsidiaries (the "Employee").

      WHEREAS, the Company desires to carry out the purposes of The Bombay Company, Inc. 1996 Long-Term Incentive Stock Plan (the "Plan") by affording Employee the opportunity to obtain shares of the Company's $1.00 par value common stock (the "Shares").

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth for other good and valuable consideration, the parties hereto agree as follows:

      1. Grant of Award. The Company hereby grants to Employee as of the date set forth above (the "Date of Grant") the right to receive an aggregate of __________ shares of the Company's Shares, such Shares being subject to adjustment as provided in paragraph 8 hereof, and on the terms and conditions herein set forth. The Shares granted pursuant to this Award are granted as restricted stock (the "Restricted Shares").

      2.    Restricted  Period.   This  Award  of Restricted  Shares  shall  be
subject to the following vesting periods: 25% per year, as of each anniversary of the Date of Grant, for four (4) years.

      3. Purchase Price. The purchase price of the Restricted Shares shall be $0.00 per Share. For purposes of the Award, the fair market value of such Shares on the date first appearing above is acknowledged to be $_________ per share.

      4. Delivery of Shares. Upon satisfaction and completion of the applicable vesting period as set forth in paragraph 2 and any other conditions prescribed by the Company as set forth in this Agreement, if any, the restrictions applicable to the specified quantity of Restricted Shares shall lapse and a stock certificate for that number of Restricted Shares which have vested shall be delivered, free of all restrictions, to Employee.

      5.    Forfeiture.   All  Restricted Shares granted pursuant to this Award
to Employee which have not vested in accordance with Paragraph 2 above shall be forfeited upon Employee's termination of employment with the Company.

      6. Taxes. The payment of withholding tax liability by Employee shall be a condition precedent to the Company's obligation to issue any certificates for Restricted Shares resulting from this Award.

      7. Acceleration of Delivery Dates. Notwithstanding the provisions of paragraph 2 above relating to the vesting period, the Committee may, in its discretion, permit the Restricted Shares to be immediately deliverable to Employee upon any Change in Control of the Company (as defined in the Plan).

      8. Adjustments of Shares Subject to Award. If any Shares shall at any time be changed or exchanged by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares or a dividend payable in stock, then the aggregate number of Restricted Shares subject to this Agreement shall be automatically adjusted such that Employee's proportionate interest shall be maintained as before the occurrence of such event. The determination of any such adjustment by the Committee shall be final, binding and conclusive.

      9.    No  Contract.   This  Agreement  does not constitute a contract for
employment and shall not affect the right of the Company to terminate Employee's employment for any reason whatsoever.

     10. Rights as Shareholder. This Award shall not entitle Employee to any rights of a shareholder of the Company or to any notice of proceedings of the Company with respect to any Restricted Shares unless and until the vesting period has been satisfied for such Restricted Shares. None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the satisfaction of all restrictions prescribed by the Company with respect to the Restricted Shares.

     11. Restriction on Issuance of Shares. The Company shall not be required to issue or deliver any certificates for Shares covered by an Award prior to the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, and the completion of any registration or other qualification of such Shares under any state or federal law or ruling or regulations of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable. In addition, if shares reserved for issuance upon exercise of Awards shall not then be registered under the Securities Act of 1933 the Company may, upon Employees receipt of an Award, require Employee or his permitted transferee to represent in writing that the Shares being acquired are for investment and not with a view to distribution, and may mark the certificate for the Shares with a legend restricting transfer and may issue stop transfer orders relating to such certificate to the transfer agent.

     12. Lapse of Award. The Agreement shall be null and void in the event Employee shall fail to sign and return a counterpart hereof to the Company within thirty (30) days of its delivery to Employee.

     13. Binding Effect. This Agreement shall be binding upon this heirs, executors, administrators, and successors of the parties hereto.

     14. Governing Instrument and Law. This Award and any Shares issued hereunder shall in all respects be governed by the terms and provisions of the Plan, and by the laws of the State of Texas, and in the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.


                               THE BOMBAY COMPANY, INC.


                               By:  /s/ ELAINE D. CROWLEY
                                    Elaine D. Crowley
                                    Senior Vice President, Chief Financial
                                    Officer and Treasurer



Accepted and Agreed:


/s/ MICHAEL J. VEITENHEIMER                   Date:
Michael J. Veitenheimer









1